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Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
ANDRESMIN GOLD CORPORATION

      I, the undersigned Ian Brodie, Director of Andresmin Gold Corporation (the “Corporation”), do hereby certify that the Board of Directors of said Corporation at a meeting duly convened and held on the 19th day of January, 2005, adopted a resolution to amend the original articles as follows:

            FIRST: The name of the corporation is Andresmin Gold Corporation.

            SECOND:  The Articles of Incorporation, as currently in effect and as heretofore amended and restated, are hereby amended as follows:

“ARTICLE FOUR.    (Capital Stock)  The corporation shall have authority to issue an aggregate of TWO HUNDRED AND SIXTY MILLION (260,000,000) shares of stock, par value ONE MILL ($0.001) per share divided into two (2) classes of stock as follows for a total capitalization of TWO HUNDRED AND SIXTY THOUSAND DOLLARS ($260,000).

(A)         NON-ASSESSABLE COMMON STOCK:  TWO HUNDRED AND FIFTY MILLION (250,000,000) shares of Common Stock, Par Value ONE MILL ($0.001) per share, and

(B)         PREFERRED STOCK:  TEN MILLION (10,000,000) shares of Preferred Stock, Par Value ONE MILL ($0.001) per share.

All capital stock when issued shall be fully paid and non-assessable.  No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporation’s Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.”

      THIRD:  The amendment was approved by the shareholders.  The number of votes cast for the amendment was sufficient for approval.

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IN WITNESS WHEREOF, Andresmin Gold Corporation has caused these presents to be signed in its name and on its behalf by Ian Brodie, its President on this 3rd day of March, 2005, and its President acknowledges that this Certificate of Amendment is the act and deed of Andresmin Gold Coroporation, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

                                                                                                ANDRESMIN GOLD CORPORATION

                                                                                                By:_   /s/ Ian Brodie    ________
                                                                                                         Ian Brodie, President